LONE MOOSE ADVENTURES ANNOUNCES AGREEMENT IN PRINCIPAL TO ACQUIRE
                       SOUTHWEST CASINO AND HOTEL CORP.

     Salt Lake City, Utah - July 2, 2004 - Lone Moose Adventures, Inc. ("Lone Moose" or the "Company") (OTCBB: LNMD) announced an agreement in principal to acquire Southwest Casino and Hotel Corp. ("Southwest") whereby Southwest stockholders (including common, preferred, option, warrant and debenture holders), along with holders of certain Demand Notes holders, will own approximately 92.6% of the post-closing outstanding common stock of Lone Moose.

     As part of the definitive agreement, and prior to closing, Lone Moose shall have completed a forward split by dividend of its outstanding securities of approximately 7.643 for every one share outstanding and shall have agreed (subject to the closing) to issue approximately 850,000 additional post-split shares of its common stock for certain services rendered and expenses incurred in connection with the acquisition. Present terms also provide for current management to cancel to Lone Moose's treasury 333,500 pre-closing shares of common stock, so that there will be approximately 1,589,000 pre-closing outstanding shares of Lone Moose.

     Southwest Casino and Hotel Corp. is a gaming company engaged in the business of developing, owning, operating and/or managing casinos, gaming facilities and related amenities in various markets across the United States. Southwest currently owns and operates three gaming facilities in Cripple Creek, Colorado. Southwest also provides management services in connection with two Lucky Star Casino facilities, one located in Concho, Oklahoma and the other located in Clinton, pursuant to the terms of a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma. Southwest was incorporated in the State of Minnesota in 1992 and its corporate offices are located at 2001 Killebrew Drive, Suite 306, Minneapolis, Minnesota 55425.

     Closing of the definitive agreement is subject to certain requirements including completion of final documentation, due diligence, any necessary gaming regulatory approval and other customary pre-closing conditions. There is no assurance this transaction will be completed.

This Press Release does not constitute an offer of any securities for sale.

***
     This Press Release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, other applicable regulations and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent 10-KSB Annual Report for the fiscal year ended March 31, 2004. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:  Christopher B. Glover, President
          Lone Moose Adventures, Inc.
          Telephone:  (801) 566-2658